EXHIBIT 10.29

BENEFITS CONTINUATION AGREEMENT

This Benefits Continuation Agreement (“Agreement”), dated as of January 1, 2004, between Glenmoor, Ltd., a Delaware corporation formerly known as BMC Acquisition Company (“Glenmoor”), and William H. Shea, Jr. (“Shea”).

WHEREAS, Shea is an executive of Glenmoor and serves in executive capacities for Buckeye Pipe Line Company, a Delaware corporation (“BPL”), Buckeye Management Company, a Delaware corporation (“BMC”), and Buckeye Pipe Line Services Company, a Pennsylvania corporation (“BPLSC”), all of which are affiliates of Glenmoor (all of such entities are collectively referred to as the “Company”);

WHEREAS, BPL is the general partner of Buckeye Partners, L.P., a Delaware limited partnership (“BPLP”);

WHEREAS, the Board of Directors of Glenmoor recognizes that the departure or distraction of key management personnel would be detrimental to the business of Glenmoor, BPL, BMC and BPLSC and has determined that appropriate steps should be taken to further reinforce and encourage the continued attention and dedication of Shea to his executive duties to Glenmoor, BPL, BMC and BPLSC.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Benefits Continuation.

(a)           If Shea’s employment by Glenmoor, BPL, BMC and/or BPLSC shall be terminated at any time within two years following a Change in Control (as hereinafter defined), regardless of whether such termination is characterized as voluntary or involuntary, Shea shall be entitled to continued coverage for a period of 36 months after his employment termination date (“Termination Date”) under the medical and dental benefits and disability insurance plans and policies at the same level of coverage (and required employee contributions, if any) that Shea was receiving at the time of his termination, subject to the Company’s right to make changes in such plans and policies for all of its executive level employees generally, and further subject to the Company’s right to provide Shea with cash, on a tax equivalent basis, such that Shea is able to purchase comparable coverage on his own; provided, however, that this obligation of the Company shall cease upon Shea’s obtaining new employment that provides Shea with eligibility for medical and dental benefits and disability insurance without a preexisting condition limitation; and provided, further, that such extended coverage shall be in addition to and not a substitute for Shea’s COBRA rights which shall apply at the end of such extended coverage.

(b)           As used herein, the term “Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:

(i)            any Person, except the Company or any employee benefit plan of the Company (or of any Affiliate or Associate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 80% or more of the limited partnership units (the “Units”) of BPLP then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (i) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 79% of the Units then outstanding or to solicit proxies; or

(ii)           any Person, except one or more of the stockholders of Glenmoor as of the date hereof or any employee benefit plan of the Company (or of any Affiliate or Associate or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 51% or more of the general partnership interests of BPLP; or

(iii)          if BPLP and the General Partner are combined into a single entity (the “Successor”), any Person, except one or more of the stockholders of Glenmoor as of the date hereof or any employee benefit plan of the Company (or of any Affiliate or Associate or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 50% or more of the voting equity interests of the Successor then outstanding; provided, however, that no “Change of Control” shall be deemed to occur for purposes of clause (iii) hereof during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 49% of the voting equity interests of the Successor then outstanding or to solicit proxies.

For purposes of this Agreement, the term “Person” shall have the same meaning as in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “Affiliate” and “Associate” are used as defined in Rule 12b-2 of the Exchange Act.

2.             Other Payments.  The payment due under Section 1 hereof shall be in addition to and not in lieu of any payments or benefits accrued for Shea through his Termination Date under any other plan, policy or program of the Company except that no payments shall be due to Shea under the Company’s then severance pay plan for employees.

3.             Enforcement.

(a)           In the event that Glenmoor shall fail or refuse to make payment of any amounts due to Shea under Section 1 hereof within the respective time periods provided therein, Glenmoor shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Section 1.  In such event, the parties shall then engage in arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by Glenmoor and one by Shea, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  If Shea prevails on at least one material issue which is the subject of such arbitration, Glenmoor shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall equally share the fees of the American Arbitration Association.

(b)           In the event that an arbitration under paragraph (a) takes place following a Change of Control, Glenmoor shall pay Shea on demand the amount necessary to reimburse Shea in full for all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by Shea in enforcing any of the obligations of Glenmoor under this Agreement subject to Shea’s duty to repay such sums to Glenmoor in the event that he does not prevail on any material issue which is the subject of such arbitration.

4.             No Mitigation.  Shea shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

5.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Shea’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Shea may qualify, from the date hereof through the Termination Date; provided, however, that Shea hereby waives Shea’s right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company.

6.             No Set-Off.  Glenmoor’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Glenmoor may have against Shea or others.

7.             Taxes.  Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and Glenmoor shall use its best efforts to satisfy promptly all such requirements.

8.             Successor Company.  Glenmoor shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Glenmoor, by agreement in form and substance satisfactory to Shea, to acknowledge expressly that this Agreement is binding upon and enforceable against Glenmoor in accordance with the terms hereof, and to become jointly and severally obligated with Glenmoor to perform this Agreement in the same manner and to the same extent that Glenmoor would be required to perform if no such succession or successions had taken place.  Failure of Glenmoor to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, Glenmoor shall mean Glenmoor as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

9.             Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to Glenmoor, to:

Glenmoor, Ltd.
5 Radnor Corporate Center, Suite 500
Radnor, PA 19087
Attention: Chairman

If to Shea, to:

[ ]
[ ]

or to such other names or addresses as Glenmoor or Shea, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

10.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to any conflict of laws provisions.

11.           Contents of Agreement, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Shea and Glenmoor.  The provisions of this Agreement may provide for payments to Shea under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by Glenmoor.

(b)           Nothing in this Agreement shall be construed as giving Shea any right to be retained in the employ of the Company.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.

12.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

13.           Remedies Cumulative; No Waiver.  No right conferred upon Shea by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by Shea in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

14.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:	GLENMOOR, LTD.

/s/ David Martinelli	By	/s/ Stephen C. Muther
Witness	Name: Stephen C. Muther
Title: SVP and General Counsel

/s/ David Martinelli	/s/ William H. Shea, Jr.
Witness	William H. Shea, Jr.